Exhibit 5.1

September 25, 2020

CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, Texas 77027

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CNS Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the resale of a total of 2,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which (i) 201,991 shares (the “Commitment Shares”) have been issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) and (ii) 31,898,009 shares (the “Purchase Shares” and together with the Commitment Shares, the “Shares”) are reserved for issuance pursuant to a purchase agreement between the Company and Lincoln Park, dated as of September 15, 2020 (the “Purchase Agreement”)..

In rendering this opinion, we have examined: (i) the Amended and Restated Articles of Incorporation and By-laws of the Company, as filed in the Registration Statement; (ii) the Registration Statement; (iii) the Purchase Agreement, and (iii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based on the foregoing and the assumption that no Purchase Shares will be sold at a price which is less than the Floor Price (as defined in the Purchase Agreement), we are of the opinion that: (i) the Commitment Shares are duly authorized and validly issued and are fully paid and non-assessable; and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States and Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect), and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Schiff Hardin LLP